Exhibit 10.36

Anthony S. Marino

Group VP Human Resources and

Chief Human Resources Officer

April 20, 2009

Mr. Thomas F. Marano

15 Olde Greenhouse Lane

Madison, NJ 07940

Dear Tom:

We are pleased to offer you a position at GMAC LLC (the “Company”), serving a dual role as Chief Executive Officer of ResCap and Chief Capital Markets Executive for GMAC Financial Services. You will report directly to the Chief Executive Officer, GMAC LLC (“CEO”), currently Al DeMolina. Your leadership is vital to the success of the ResCap turnaround and establishment of an enterprise approach to the Company’s capital markets activity.

You will be based in our New York office. Your start date will be determined upon your acceptance of this offer.

Your annual salary will be $4,000,000. This annual salary reflects a significant portion of your total compensation. At this time, the American Recovery and Reinvestment Act of 2009 (“ARRA”) prohibits incentive compensation, other than restricted stock, for an executive at your level of compensation. As such, the significant majority of your compensation package is in base compensation. Should the law change or should subsequent enabling regulations modify this prohibition, the Company will unilaterally shift a larger portion of your total compensation to incentive compensation, reducing your base salary. Additionally, as one of the most highly compensated executives in the Company, your compensation package remains subject to other changes that may be necessary to comply with the Emergency Economic Stabilization Act of 2008, ARRA, the rules and regulations of the Troubled Asset Relief program, and any other Federal law or regulation that may govern executive compensation.

You will participate in the GMAC Long-Term Incentive Plan LLC Long-Term Equity Compensation Incentive Plan (“LTECIP”), as amended March 17, 2009. We are currently seeking U.S. Treasury Department confirmation that the plan falls within the restricted stock exception mentioned above. A plan document is enclosed. The GMAC Compensation and Leadership Committee approved a restricted stock unit (“RSU”) award for you of 4.3 basis points. This RSU award is currently valued at $2,000,000. A copy of the valuation method used is also enclosed. As mandated by ARRA, this RSU award does not exceed 1/3 of your total compensation.

As an officer of the Company, you will be eligible for coverage under the Company’s Directors and Officers Liability policy. I have enclosed a summary of GMAC’s 2008-2009 Blended Liability Insurance Coverages.

GMAC offers employees a comprehensive market competitive benefits package that is designed to meet your needs both professionally and personally. Your benefits are effective the first day of the month following 30 days of employment. I have enclosed summaries of our benefit and 401(k) programs for your review. If required, we will reimburse you for the cost of COBRA to allow for a seamless transition to our health care plan.

GMAC LLC 3420 Toringdon Way Suite 400 Charlotte, NC 28277

You will receive 2.5 days of paid-time off (“PTO”) per full month of employment for 2009, but will be permitted to utilize 10 days of your PTO allotment immediately upon hire. Your PTO for subsequent years will be determined according to Company policy.

You are eligible for other Executive Perquisites in 2009 as follows:

•	A car allowance of $1000/month (less applicable taxes and deductions) for the purchase or lease of a GM vehicle that is within the last three model years.

•	Financial counseling of $7,500/year.

•	Personal Umbrella Insurance Policy paid in full by the company.

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Enhanced group term life insurance benefits in a coverage amount equal to 5 times your base salary up to $2 million, paid in full by the company in lieu of the basic life insurance benefit of two times base pay.

During your first twelve months of employment, your employment shall be terminable by you or the Company, upon 30 days notice for any reason or for no reason. With the exception of any applicable approved leave or PTO, in no event will you be compensated for time not worked. After your first twelve months of employment, your employment will be at-will. Both you and the Company may terminate your employment at any time, for any reason or for no reason. No one other than the CEO or the Chief Human Resources Officer has the authority to enter into an agreement for employment that is not at-will, and to the extent such occurs; it must be in writing and signed by both parties to the agreement. Your total compensation is subject to regular review and adjustment by the GMAC Compensation and Leadership Committee. Additionally, the Company reserves the right to amend, modify, or terminate each of its compensation and benefit plans at any time.

This offer is contingent upon completion of an employment application, and a satisfactory reference and background check (including drug screen) that will be conducted after your acceptance of the offer and permission to contact your current employer.

By your execution of a copy of this letter, you confirm that you are not a party to or bound by any written or verbal agreement with your former employer(s) that would:

(a)	Restrict you from being employed by the Company (non-compete agreements); or

(b)	Prevent you from soliciting or hiring employees of your former employer(s) (non-solicitation agreement).

Tom, you have been a terrific leader during a challenging time and we are excited about you officially joining the GMAC team and look forward to your continued contribution to the Company. To confirm your acceptance of this offer, please sign and date under the signature line and return the original of this letter to me at the address below.

If you have any questions, please feel free to contact me on my cell at 313-401-9039.

Sincerely,

Anthony S. Marino
Chief Human Resources Officer
GMAC Financial Services
3420 Toringdon Way Suite 400
Charlotte, NC 28277

Accepted:	/S/ Thomas Marano	Date:	4/20/2009
Thomas F. Marano

GMAC LLC 3420 Toringdon Way Suite 400 Charlotte, NC 28277